Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hudson Highland Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-119563) and Form S-8 (Nos. 333-104209, 333-104210, 333-104212, 333-117005, 333-117006 and 333-126915) of Hudson Highland Group, Inc. of our reports dated March 3, 2009, with respect to the consolidated balance sheet of Hudson Highland Group, Inc. as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the financial statement schedule included in Item 15 of Form 10-K for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Hudson Highland Group, Inc.

/s/ KPMG LLP

New York, New York

March 3, 2009